Exhibit 10.57

March 5, 2020

Mark Breitbard

Dear Mark:

This letter is to confirm our offer to you as President & Chief Executive Officer, Specialty Brands, Gap Inc.

Salary. Effective on your Start Date, your annual salary will be $1,100,000, payable every two weeks. You are scheduled to receive a compensation review in March 2021, based on your time in the position.

Start Date. Your first day in your new position will be March 23, 2020, reporting to Sonia Syngal, President & Chief Executive Officer, Gap Inc.

Annual Bonus. You will be eligible for an annual bonus based on Gap Inc. and/or Division financial and operational objectives as well as individual performance. Effective on your Start Date, your annual target bonus will be 150% of your base salary. Depending on results and your individual performance, your actual bonus can range from 0 – 200% of target. Bonus payments will be prorated based on active time in position, divisional or country assignment and changes in base salary or incentive target that may occur during the fiscal year including any changes related to your acceptance of this position. Bonuses for fiscal 2020 are scheduled for payment in March 2021 and you must be employed by Gap Inc. on the payment date. Gap Inc. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Bonus payments are subject to supplemental income tax withholding.

Long-Term Incentive Awards. For fiscal 2020, you will be eligible to participate in the Executive Officer Long-Term Incentive Program and the Committee has approved an annual target value of $4,400,000, which will be comprised of 60% performance restricted stock units, 20% options and 20% restricted stock units. The value and form of LTI are subject to change each year. Gap Inc. has the right to modify the program at any time. Committee discretion can be used to modify the final share amount. Shares are subject to applicable income tax withholding.

The Executive Officer Long-Term Incentive Program replaces the Long-Term Growth Program, for which you will no longer be eligible. Your outstanding FY18-20 and FY19-21 Long-Term Growth Program grants will be unaffected by this letter. Going forward, the measurement of earnings results will be based on Gap Inc. for FY20 and FY21 performance periods.

Termination/Severance. In the event that your employment is involuntarily terminated by the Company for reasons other than For Cause (as defined below) prior to June 30, 2021, the Company will provide you the following after your "separation from service" within the meaning of Section 409A of the Internal Revenue Code (the "Separation from Service”), provided you sign a general release of claims in the form requested by the Company and it becomes effective within 45 calendar days after such Separation from Service (such 45th day, the “Release Deadline”):

(1) Your then current salary, at regular pay cycle intervals, for eighteen months commencing in the first regular pay cycle following the Release Deadline (the “severance period”).  Payments will cease if you accept other employment or professional relationship with a competitor of the Company (defined as another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually), or if you breach your remaining obligations to the Company (e.g., your duty to protect confidential information, agreement not to solicit Company employees).  Payments will be reduced by any compensation you receive (as received) during the severance period from other employment or

Mark Breitbard
March 5, 2020

professional relationship with a non-competitor. Each payment will be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code, to the maximum extent possible.

(2) Through the end of the period in which you are receiving payments under paragraph (1) above, if you properly elect and maintain COBRA coverage, payment of a portion of your COBRA premium in a method as determined by the Company. This payment may be taxable income to you and subject to tax withholding. Notwithstanding the foregoing, the Company’s payment of the monthly COBRA premium shall cease immediately if the Company determines in its discretion that paying such monthly COBRA premium would result in the Company being in violation of, or incurring any fine, penalty, or excise tax under, applicable law (including, without limitation, any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or guidance issued thereunder).

(3) Through the end of the period in which you are receiving payments under paragraph (1) above, reimbursement for your costs to maintain the same or comparable financial counseling program the Company provides to senior executives in effect at the time of your Separation from Service.  The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.  Reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the reimbursement is incurred but not later than the end of the second calendar year following the calendar year of your Separation from Service.

(4) Prorated Annual Bonus for the fiscal year in which the termination occurs, on the condition that you have worked at least 3 months of the fiscal year in which you are terminated, based on actual financial results and 100% standard for the individual component. Such bonus will paid in March of the year following termination at the time Annual Bonuses for the year of termination are paid, but in no event later than the 15th day of the third month following the later of the end of the Company’s taxable year or the end of the calendar year in which such termination occurs.

(5) Accelerated vesting (but not settlement) of restricted stock units (“RSUs”) and performance shares that remain subject only to time vesting conditions (excluding any performance shares that remain subject to performance-based vesting conditions) scheduled to vest prior to April 1 following the fiscal year of termination. Shares of the Company stock in settlement of any vested RSUs and/or performance shares under this section will be delivered on the applicable regularly scheduled vesting dates subject to the terms and conditions of the applicable award agreement including, without limitation, the Internal Revenue Code Section 409A six-month delay language thereunder to the extent necessary to avoid taxation under Section 409A of the Internal Revenue Code.

The payments in (1), (3), (4) and (5) above are, and the payment described in (2) above may be, taxable income to you and are subject to tax withholding.  If the aggregate amount that would be payable to you under paragraphs (1), (2), (3) and (4) above through the date which is six months after your Separation from Service (excluding amounts exempt from Section 409A of the Internal Revenue Code under the short-term deferral rule thereunder or Treas. Reg. Section 1.409A-1(b)(9)(v))  exceeds the limit under Treas. Reg. Section 1.409A-1(b)(9)(iii)(A) and you are a “specified employee” under Treas. Reg. Section 1.409A-1(i) on the date of your Separation from Service, then the excess will be paid to you no earlier than the date which is six months after the date of such separation (or such earlier time permitted under Section 409A(a)(2)(B)(i) of the Internal Revenue Code). This delay will only be imposed to the extent required to avoid the tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Internal Revenue Code.  Any delayed payment instead will be made on the first business day following the expiration of the six-month period, as applicable (or such earlier time permitted under Section 409A(a)(2)(B)(i) of the Internal Revenue Code). Payments that are not delayed will be paid in accordance with their terms determined without regard to such delay.

The term “For Cause” shall mean a good faith determination by the Company that your employment be terminated for any of the following reasons:  (1) indictment, conviction or admission of any crimes involving theft, fraud or moral turpitude; (2) engaging in gross neglect of duties, including willfully failing or refusing to implement or follow direction of the Company; or (3) breaching Gap Inc.’s policies and procedures, including but not limited to the Code of Business Conduct.

Mark Breitbard
March 5, 2020

At any time, if you voluntarily resign your employment from Gap Inc. or your employment is terminated For Cause, you will receive no compensation, payment or benefits after your last day of employment.  If your employment terminates for any reason, you will not be entitled to any payments, benefits or compensation other than as provided in this letter.

After June 30, 2021, you will be eligible for severance, if any, as approved by the Committee under the same terms as similarly situated executive officers.

Recoupment Policy. The Company’s recoupment policy will apply to you. Under the current policy, subject to the discretion and approval of the Board, Gap Inc. will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to an executive officer or other member of the Gap Inc.’s executive leadership team where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, Gap Inc. will seek to recover the individual executive’s entire annual bonus or award for the relevant period, plus a reasonable rate of interest.

Benefits/Indemnification. You will be eligible to participate in the Company’s employee benefit plans on terms and conditions generally applicable to other senior executives of the Company. Gap Inc. reserves the right to change its health and welfare programs at any time. Gap Inc. provides you certain indemnification and insurance as more fully described in Article V. of the Gap Inc. By-laws.

Abide by Gap Inc. Policies. You agree to abide by all Gap Inc. policies including, but not limited to, policies contained in the Code of Business Conduct. As an executive officer, you are subject to Stock Ownership Requirements for Gap Inc. Executives which can be found on Gapinc.com. Following your employment, you agree to cooperate with the Company to: (i) provide information reasonably requested by the Company in order to respond to disclosure or other obligations; and (ii) testify truthfully regarding any matters involving the Company about which you have any relevant information, or which arise from your employment with the Company.

Insider Trading Policies. You will be subject to Gap Inc.'s Securities Law Compliance Manual, which among other things places restrictions on your ability to buy and sell Gap Inc. stock and requires you to pre-clear trades. This position will subject you to the requirements of Section 16 of the United States Securities and Exchange Act of 1934, as amended. If you do not already have a copy of the compliance manual, or have questions about it, you should contact Gap Inc. Global Equity Administration, at (415) 427-8478.

Confidentiality. You acknowledge that you will be in a relationship of confidence and trust with Gap Inc. As a result, during your employment with Gap Inc., you will acquire “Confidential Information,” which is information (whether in electronic or any other format) that people outside Gap Inc. never see, such as unannounced product information or designs, business or strategic plans, financial information and organizational charts, and other materials.

You agree that you will keep the Confidential Information in strictest confidence and trust. You will not, without the prior written consent of Gap Inc.’s Global General Counsel, directly or indirectly use or disclose to any person or entity any Confidential Information, during or after your employment, except as is necessary in the ordinary course of performing your duties while employed by Gap Inc., or if required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, provided that prior to such disclosure, Gap Inc. is given reasonable advance notice of such order and an opportunity to object to such disclosure. Notwithstanding this agreement, nothing in this letter prevents you from reporting, in confidence, potential violations of law to relevant governmental authorities or courts.

Mark Breitbard
March 5, 2020

You agree that in the event your employment terminates for any reason, you will immediately deliver to Gap Inc. all company property, including all documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any Confidential Information.

Non-Solicitation of Employees. In order to protect Confidential Information, you agree that so long as you are employed by Gap Inc., and for a period of one year thereafter, you will not directly or indirectly, on behalf of yourself, any other person or entity, solicit, call upon, recruit, or attempt to solicit any of Gap Inc.’s employees or in any way encourage any Gap Inc. employee to leave their employment with Gap Inc. You further agree that you will not directly or indirectly, on behalf of yourself, any other person or entity, interfere or attempt to interfere with Gap Inc.’s relationship with any person who at any time was an employee, consultant, customer or vendor or otherwise has or had a business relationship with Gap Inc.

Non-disparagement. You agree now, and after your employment with the Gap Inc. terminates not to, directly or indirectly, disparage Gap Inc. in any way or to make negative, derogatory or untrue statements about Gap Inc., its business activities, or any of its directors, managers, officers, employees, affiliates, agents or representatives to any person or entity.

Employment Status. You understand that your employment is “at-will”. This means that you do not have a contract of employment for any particular duration or limiting the grounds for your termination in any way. You are free to resign at any time. Similarly, Gap Inc. is free to terminate your employment at any time for any reason. The only way your at-will status can be changed is through a written agreement with Gap Inc., signed by an authorized officer of Gap Inc. In the event that there is any dispute over the terms, enforcement or obligations in this letter, the prevailing party shall be entitled to recover from the other party reasonable attorney fees and costs incurred to enforce any agreements.

Please note that except for those agreements or plans referenced in this letter and attachments, this letter contains the entire understanding of the parties with respect to this offer of employment and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to this offer. Please review and sign this letter. You may keep one original for your personal records.

Mark, welcome to your new position and congratulations on this latest achievement in your career path at Gap Inc.

Yours sincerely,

/s/ Sonia Syngal
Sonia Syngal
On behalf of Gap Inc.

Confirmed this     9th     day of         March        , 2020

/s/ Mark Breitbard
Mark Breitbard